Exhibit 5.1

October 3, 2011

Fortune Brands Home & Security, Inc.

520 Lake Cook Road

Deerfield, Illinois 60015

Re:	Fortune Brands Home & Security, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Fortune Brands Home & Security, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 30,000,000 shares of common stock, par value $0.01 per share (the “Registered Shares”), of the Company, to be issued under the Fortune Brands Home & Security, Inc. 2011 Long Term Incentive Plan (the “Plan”).

In rendering this opinion letter, we have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith (including the Plan). We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of corporate records and proceedings of the Company, including actions taken by the Company’s Board of Directors in connection with the authorization and issuance of the Registered Shares and related matters and actions taken by the Company’s sole stockholder to approve the Plan, and such other certificates, agreements, documents, statements of governmental officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter.

In such examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of all certified, photostatic, reproduced or conformed copies thereof submitted to us for examination.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that each Registered Share that is newly issued under the Plan will be legally issued, fully paid and nonassessable when (i) the Registration Statement shall have

Fortune Brands Home & Security, Inc.

October 3, 2011

become effective under the Securities Act; (ii) such Registered Share shall have been duly issued and sold in the manner contemplated by the Plan; and (iii) the Company’s books shall reflect the issuance of such Registered Share to the purchaser thereof, upon payment of the agreed consideration therefor (not less than the par value thereof) in accordance with the terms of the Plan.

This opinion letter is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP
Sidley Austin LLP